UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2019

S&W SEED COMPANY
(Exact name of registrant as specified in Its charter)

Nevada	001-34719	27-1275784
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

106 K Street, Suite 300 Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (559) 884-2535

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SANW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01    Entry into a Material Definitive Agreement.

Corteva Agreements

On May 22, 2019 (the "Effective Date"), S&W Seed Company (the "Company") entered into two agreements with Pioneer Hi-Bred International, Inc., a subsidiary of Corteva Agriscience (together, "Corteva Agriscience"): (a) a Termination Agreement; and (b) an Alfalfa License Agreement (together, the "Corteva Agreements"). Under the terms of the Corteva Agreements, among other things:

  The Company is entitled to receive (a) $45 million in cash, payable within ten business days after the Effective Date and (b) an aggregate of $25 million in payments on the dates and in the amounts as set forth below.
Date	Payment Amount
September 15, 2019	$5,551,371.52
January 15, 2020	$5,551,371.52
February 15, 2020	$5,551,371.52
September 15, 2020	$3,750,926.70
January 15, 2021	$2,500,617.80
February 15, 2021	$2,100,518.95
Total:	$25,006,178.00

  Corteva Agriscience received a fully pre-paid, exclusive license to produce and distribute certain of the Company's alfalfa varieties world-wide (except South America). The licensed varieties include certain of the Company's existing commercial conventional (non-GMO) alfalfa varieties and six pre-commercial dormant alfalfa varieties. Corteva Agriscience received no license to the Company's other commercial alfalfa varieties or pre-commercial alfalfa pipeline products and no rights to any future products developed by the Company.
  Corteva Agriscience agreed to purchase seed inventory for certain alfalfa varieties from the Company with a book value of approximately $25 million.
  The Company assigned to Corteva Agriscience grower production contract rights, and Corteva Agriscience assumed grower production contract obligations, related to the licensed and certain other alfalfa varieties.
  Effective as of the Effective Date, each of the following agreements between the parties terminated: (a) the Alfalfa Distribution Agreement, dated December 31, 2014, as amended (the "Distribution Agreement"), related to conventional (non-GMO) alfalfa varieties; and (b) the Contract Alfalfa Production Services Agreement, dated December 31, 2014, as amended (the "Production Agreement"), related to GMO-traited alfalfa varieties.
    The Distribution Agreement was scheduled to expire on September 30, 2024. The Distribution Agreement had provided Corteva Agriscience with exclusive distribution rights to the Company's conventional alfalfa varieties in the United States and other select international markets. Under the Distribution Agreement, Corteva Agriscience was obligated to make minimum annual purchases from the Company. The Company had expected to generate approximately $22 million in revenue from the Distribution Agreement in its 2020 fiscal year.
    The Production Agreement was scheduled to expire on May 31, 2019. Under the Production Agreement, the Company had produced GMO-traited alfalfa varieties on behalf of Corteva Agriscience. Pursuant to the Termination Agreement, the Company is obligated to complete certain ongoing research trials pursuant to previously-approved protocols.

KeyBank Agreement

On May 22, 2019, the Company entered into a consent letter with KeyBank National Association ("KeyBank") related to the Company's Credit and Security Agreement, dated as of September 22, 2015 with KeyBank (as amended, the "Credit Agreement"). Under the consent letter, among other things:

  KeyBank consented to the Company completing the transactions contemplated by the Corteva Agreements.
  KeyBank agreed to waive the Company's compliance with the fixed charge coverage ratio covenant in the Credit Agreement for each of the fiscal quarters ending June 30, 2019, September 30, 2019 and December 31, 2019.

  The parties amended the Credit Agreement (a) to reduce the borrowing base by $16 million and (b) to provide KeyBank with the ability to terminate its lending commitment at any time on or after January 15, 2020 by providing the Company with at least 30 days' advance notice.

The Company and KeyBank are in discussions regarding a new structure for the Credit Agreement.

Item 1.02    Termination of Material Agreement.

The information set forth in Item 1.01 of this current report is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S&W SEED COMPANY

By: /s/ Matthew K. Szot

Matthew K. Szot
Executive Vice President of Finance and Administration and Chief Financial Officer

Date: May 23, 2019